Exhibit 99.B(m)(4)(i)

FORM OF

May 1, 2009

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Funds Distributor, LLC (the “Distributor”) agrees to waive, from May 1, 2009 through May 1, 2010, a portion of its service fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Service Class shares of ING Baron Small Cap Growth Portfolio, a series of ING Partners, Inc., shall be as follows:

Series	Maximum Operating Expense Ratios (as a percentage of average net assets)
Service Class
ING Baron Small Cap Growth Portfolio	1.31%

The Distributor acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

ING Funds Distributor, LLC

By:
Todd Modic
Senior Vice President

Accepted:

By:
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Funds Distributor, LLC